Exhibit 99.1

FIRST BANCORP. ANNOUNCES EARNINGS

FOR THE QUARTER ENDED SEPTEMBER 30, 2015

2015 Third Quarter Highlights and Comparison with Second Quarter

•	Net income of $14.8 million, or $0.07 per diluted share, compared to a net loss of $34.1 million, or $0.16 per diluted share, for the second quarter of 2015. As previously reported, the financial results for the second quarter were adversely impacted by a $48.7 million pre-tax loss on a bulk sale of assets, a $12.9 million pre-tax other-than-temporary impairment on Puerto Rico Government securities, and pre-tax costs of $2.6 million related to the conversion of loan and deposit accounts acquired from Doral Bank (“Doral”) to the FirstBank systems completed in the second quarter.

•	Pre-tax income of $19.2 million, compared to pre-tax income of $20.2 million excluding the aforementioned significant items for the second quarter of 2015.

•	Adjusted pre-tax, pre-provision income of $50.5 million, compared to $47.7 million for the second quarter of 2015, an improvement largely driven by a reduction in non-interest expenses.

•	Net interest income decreased by $1.6 million to $124.9 million. Adjusted net interest income, excluding fair value adjustments on derivative instruments of $0.1 million, decreased by $1.7 million to $124.8 million. The related net interest margin remained almost flat, an increase of 1 basis point to 4.19% in the third quarter of 2015.

•	Provision for loan and lease losses of $31.2 million, compared to $74.3 million for the second quarter of 2015. Excluding the $46.9 million charge to the provision related to the bulk sale of assets recorded in the second quarter, the provision for loan and lease losses increased by $3.9 million.

•	Non-interest income of $18.8 million, a decrease of $1.3 million compared to adjusted non-interest income of $20.1 million for the second quarter of 2015. The decrease was driven by lower earnings from mortgage banking activities and a decrease in insurance commissions income.

•	Non-interest expenses of $93.3 million, a decrease of $5.8 million compared to adjusted non-interest expenses of $99.1 million for the second quarter of 2015. The decrease primarily reflects reductions in professional service fees.

•	Credit quality variances:

-	Non-performing assets decreased in the quarter by $27.3 million, or 4%, to $617.2 million.

-	New non-performing loan inflows amounted to $50.8 million, compared to inflows of $44.9 million in the second quarter of 2015.

•	Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, up $26.4 million to $6.7 billion as of September 30, 2015, an increase primarily related to commercial deposits.

•	Brokered certificates of deposit decreased in the quarter by $62.7 million to $2.3 billion as of September 30, 2015.

•	Government deposits increased by $248.2 million to $742.8 million as of September 30, 2015, reflecting increases in both our Puerto Rico and Virgin Islands region. As of September 30, 2015, the Corporation had government deposits of $524.5 million in Puerto Rico and $218.2 million in the Virgin Islands.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 2 of 29

•	Total loans increased in the quarter by $38.8 million to $9.3 billion as of September 30, 2015, primarily reflecting increases in the commercial loan portfolios.

•	Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $759.9 million for the third quarter of 2015, compared to $767.0 million for the second quarter of 2015.

•	As of September 30, 2015, the Corporation has $371.1 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico central government and instrumentalities, of which $199.5 million, or 54%, represents exposure to municipalities.

•	Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 19.73%, 16.65%, 16.65%, and 12.41%, respectively, as of September 30, 2015. Tangible common equity ratio of 12.63% as of September 30, 2015.

SAN JUAN, Puerto Rico – October 26, 2015 – First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $14.8 million for the third quarter of 2015, or $0.07 per diluted share, compared to a net loss of $34.1 million, or $0.16 per diluted share, for the second quarter of 2015 and net income of $23.2 million, or $0.11 per diluted share, for the third quarter of 2014.

For the third quarter of 2015, the pre-tax income was $19.2 million compared to a pre-tax loss of $43.9 million for the second quarter of 2015 ($20.2 million pre-tax income adjusted to exclude the significant items mentioned below) and pre-tax income of $23.3 million for the third quarter of 2014. As previously reported, the pre-tax loss for the second quarter of 2015 included a $48.7 million pre-tax loss on a bulk sale of assets, mostly comprised of non-performing and adversely classified commercial loans, including transaction expenses, a $12.9 million pre-tax other-than-temporary impairment (“OTTI”) on Puerto Rico Government securities, and pre-tax costs of $2.6 million related to the conversion of loan and deposit accounts acquired from Doral to the First Bank systems completed in the second quarter.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “This was a stable quarter of economic activity. We achieved improvement in our franchise metrics with slight growth in our loan and core deposit portfolios, as well as reduction of the non-performing portfolio. We generated $14.8 million of net income for the quarter, and $50.5 million of pre-tax pre-provision earnings which continue to support our growing capital base; tangible book value is now $7.50 per share. The bottom line results were impacted by macro-driven decisions related to government exposure, which increased provisioning needs.

Our loan portfolio grew by $39 million and total deposits, excluding brokered deposits, increased by $275 million. Excluding government, core deposits increased $26.4 million. Both Florida and the Eastern Caribbean contributed to loan portfolio growth. We made a concerted effort to reduce expenses this quarter, which declined to $93.3 million from higher levels in the second quarter. Our team is focused on improving core metrics while we continue to operate in a challenged environment. We remain vigilant on the Puerto Rico fiscal situation and potential short term events that could further impact our industry performance.”

This press release includes certain non-GAAP financial measures, including adjusted pre-tax income, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of the bulk sale of assets, the other-than-temporary impairment on Puerto Rico Government debt securities, and acquisition and conversion costs related to the Doral transaction, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 3 of 29

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful in analyzing performance. This metric is earnings adjusted to exclude tax expense, the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $50.5 million in the third quarter of 2015, up $2.8 million from the prior quarter:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2015	2015	2015	2014	2014
Income (loss) before income taxes	$19,234	$(43,918)	$33,678	$29,454	$23,265
Add: Provision for loan and lease losses	31,176	74,266	32,970	23,872	26,999
Add/Less: Net loss (gain) on investments and impairments	231	13,097	156	172	245
Less: Unrealized gain on derivative instruments	(144)	—	—	(265)	(418)
Less: Prepayment penalty collected on a commercial mortgage loan	—	—	—	(2,546)	—
Less: Bargain purchase gain on assets acquired/deposits assumed from Doral	—	—	(13,443)	—	—
Add: Non-recurring expenses for acquisition of loans/assumption of deposits from Doral	—	2,562	2,084	—	659
Add: Loss on a commercial mortgage loan held for sale and certain other real estate owned (OREO) properties included in the bulk sale of assets	—	802	—	—	—
Add: Bulk sale of assets related expenses	—	918	—	—	—

Adjusted pre-tax, pre-provision income (1)	$50,497	$47,727	$55,445	$50,687	$50,750

Change from most recent prior quarter-amount	$2,770	$(7,718)	$4,758	$(63)	$2,128
Change from most recent prior quarter-percentage	5.8%	-13.9%	9.4%	-0.1%	4.4%

(1)	See “Basis of Presentation” for definition.

The increase in adjusted pre-tax, pre-provision income from the 2015 second quarter primarily reflected:

•	A $5.8 million decrease in non-interest expenses of $93.3 million for the third quarter of 2015, as compared to adjusted non-interest expenses, defined below, of $99.1 million for the second quarter of 2015. The decrease was mainly related to a $5.4 million reduction in professional service fees (excluding the professional service fees incurred in the second quarter related to the bulk sale of assets and conversion costs) reflecting, among other things, the impact in the previous quarter of interim servicing costs related to loans and deposit accounts acquired from Doral and reductions achieved in legal and consulting fees. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses in the second quarter of 2015 exclude certain costs that were considered non-recurring such as expenses and losses directly attributable to the bulk sale of assets and conversion costs related to the Doral transaction. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Partially offset by:

•	A $1.7 million decrease in adjusted net interest income of $124.8 million, which excludes fair value adjustments on derivative instruments of $0.1 million, mainly driven by a decrease in interest income earned on the commercial and consumer loan portfolios. See Net Interest Income section below for additional information.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 4 of 29

•	A $1.3 million decrease in non-interest income of $18.8 million for the third quarter of 2015, as compared to adjusted non-interest income, defined below, of $20.1 million for the second quarter of 2015, mainly due to a $0.5 million decrease in revenues from the mortgage banking business and a $0.3 million reduction in insurance commissions income. See Non-Interest Income section below for additional information.

Adjusted non-interest income in the second quarter of 2015 excludes the loss on a commercial mortgage loan held for sale included in the bulk sale of assets and the OTTI charge on Puerto Rico Government debt securities. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”) and the $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and Prepayment Penalty, and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations and the aforementioned prepayment penalty, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and the prepayment penalty, and on a tax-equivalent basis.

	Quarter Ended
(Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Net Interest Income
Interest income—GAAP	$149,812	$151,632	$152,485	$158,293	$156,662
Unrealized gain on derivative instruments	(144)	—	—	(265)	(418)

Interest income excluding valuations	149,668	151,632	152,485	158,028	156,244
Prepayment penalty on a commercial mortgage loan tied to an interest rate swap	—	—	—	(2,546)	—

Interest income excluding valuations and a $2.5 million prepayment penalty collected	149,668	151,632	152,485	155,482	156,244
Tax-equivalent adjustment	4,351	4,623	4,005	3,968	3,995
Prepayment penalty collected on a commercial mortgage loan	—	—	—	2,546	—

Interest income on a tax-equivalent basis excluding valuations	$154,019	$156,255	$156,490	$161,996	$160,239
Interest expense—GAAP	24,883	25,155	26,838	29,141	28,968

Net interest income—GAAP	$124,929	$126,477	$125,647	$129,152	$127,694

Net interest income excluding valuations and a $2.5 million prepayment penalty collected	$124,785	$126,477	$125,647	$126,341	$127,276

Net interest income on a tax-equivalent basis excluding valuations	$129,136	$131,100	$129,652	$132,855	$131,271

Average Balances
Loans and leases	$9,259,744	$9,409,417	$9,379,755	$9,488,427	$9,476,576
Total securities and other short-term investments	2,566,637	2,741,466	2,808,330	2,764,390	2,768,923

Average interest-earning assets	$11,826,381	$12,150,883	$12,188,085	$12,252,817	$12,245,499

Average interest-bearing liabilities	$9,414,184	$9,768,667	$10,042,209	$10,186,134	$10,245,634

Average Yield/Rate
Average yield on interest-earning assets—GAAP	5.03%	5.01%	5.07%	5.13%	5.08%
Average rate on interest-bearing liabilities—GAAP	1.05%	1.03%	1.08%	1.14%	1.12%

Net interest spread—GAAP	3.98%	3.98%	3.99%	3.99%	3.96%

Net interest margin—GAAP	4.19%	4.18%	4.18%	4.18%	4.14%

Average yield on interest-earning assets excluding valuations and a $2.5 million prepayment penalty	5.02%	5.01%	5.07%	5.03%	5.06%
Average rate on interest-bearing liabilities excluding valuations	1.05%	1.03%	1.08%	1.14%	1.12%

Net interest spread excluding valuations and a $2.5 million prepayment penalty collected	3.97%	3.98%	3.99%	3.89%	3.94%

Net interest margin excluding valuations and a $2.5 million prepayment penalty collected	4.19%	4.18%	4.18%	4.09%	4.12%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.17%	5.16%	5.21%	5.25%	5.19%
Average rate on interest-bearing liabilities excluding valuations	1.05%	1.03%	1.08%	1.14%	1.12%

Net interest spread on a tax-equivalent basis and excluding valuations	4.12%	4.14%	4.13%	4.11%	4.07%

Net interest margin on a tax-equivalent basis and excluding valuations	4.33%	4.33%	4.31%	4.30%	4.25%

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 5 of 29

Net interest income amounted to $124.9 million, a decrease of $1.6 million when compared to the second quarter of 2015. Adjusted net interest income, excluding fair value adjustments on derivative instruments of $0.1 million, amounted to $124.8 million, a decrease of $1.7 million compared to the second quarter of 2015. The decrease in net interest income was mainly due to:

•	A $0.8 million decrease in interest income on commercial and construction loans, primarily reflecting the recognition in the previous quarter of $0.5 million in income on a commercial loan paid-off and interest income of $0.4 million recorded in the previous quarter related to the credit facility of the Puerto Rico Electric Power Authority (“PREPA”). Since May 2015, all interest payments received on the PREPA credit facility have been applied to the principal balance.

•	A $0.5 million decrease in interest income on consumer loans driven by a $36.1 million decrease in the average volume of loans, primarily auto loans.

•	A $0.3 million decrease in interest income on U.S. agency mortgage-backed securities (“MBS”) driven by a $28.6 million decrease in the average volume of MBS.

•	A $0.3 million decrease in interest income on residential mortgage loans, primarily due to lower collections on non-performing loans for which interest income is accounted for on a cash basis.

Partially offset by:

•	A $0.3 million decrease in total interest expense primarily driven by: (i) a $0.2 million decrease in interest expense on repurchase agreements, mainly reflecting the full quarter impact of the interest income earned on a $200 million reverse repurchase agreement entered into in mid-April 2015 as part of an agreement with an existing counterparty that qualifies for offsetting accounting, and (ii) a $0.1 million decrease in interest expense on deposits mainly related to a $157.6 million decrease in the average balance of brokered CDs that was partially offset by a higher cost on brokered CDs issued during the third quarter of 2015.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the third quarter of 2015 was $31.2 million compared to $74.3 million for the second quarter of 2015. Excluding the $46.9 million charge recorded in the second quarter associated with the bulk sale of assets, the provision increased by $3.9 million driven by the following variances:

•	An $8.2 million increase in the provision for consumer loans. The increase in the provision mainly reflects the impact in the previous quarter of two significant items: (i) loan loss recoveries of $2.7 million on the sale of certain auto and personal loans that had been fully charged-off in prior periods and (ii) a net release in the total consumer loans loss reserve of approximately $5.6 million in the second quarter, primarily related to lower loss severity rates in the observed periods and improvements in qualitative factors.

Partially offset by:

•	A $2.9 million decrease in the provision for commercial and construction loans mainly reflecting the impact in the previous quarter of the $15.5 million charge related to the incorporation of the charge-offs from the bulk sale in the calculation of historical loss rates used to estimate the general reserve for non-impaired loans. This was partially offset by increased reserves related to the migration to adverse classification categories of the $130.1 million in commercial mortgage loans extended to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund (the “TDF”) and, to a lesser extent, by a decrease in loan loss recoveries on construction loans in Florida.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 6 of 29

•	A $1.4 million decrease in the provision for residential mortgage loans driven by the impact in the previous quarter of the $3.2 million reserve established for purchased credit-impaired loans acquired from Doral in May 2014, partially offset by an increase in the loan loss reserve recorded in the third quarter for loans in late stages of delinquency.

See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses, including variances in charge-offs and loss recoveries.

NON-INTEREST INCOME

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2015	2015	2015	2014	2014
Service charges on deposit accounts	$5,082	$5,219	$4,555	$4,155	$4,205
Mortgage banking activities	4,270	4,763	3,618	4,472	3,809
Net (loss) gain on investments and impairments	(231)	(13,097)	(156)	(172)	(245)
Other operating income	9,637	9,785	11,269	9,438	8,405
Bargain purchase gain	—	—	13,443	—	—

Non-interest income	$18,758	$6,670	$32,729	$17,893	$16,174

Non-interest income for the third quarter of 2015 amounted to $18.8 million, compared to $6.7 million for the second quarter of 2015. Excluding the $12.9 million OTTI charge on Puerto Rico Government debt securities in the second quarter of 2015 and the $0.6 million pre-tax loss on a commercial mortgage loan held for sale included in the bulk sale of assets, non-interest income decreased by $1.3 million. The decrease was primarily due to:

•	A $0.5 million decrease in revenues from the mortgage banking business driven by $0.7 million of realized and unrealized losses on TBAs MBS forward contracts in the third quarter, partially offset by higher margins on mortgage loan sales. Loans sold and securitized in the secondary market to U.S. government-sponsored entities amounted to $117.0 million with a related gain of $3.7 million in the third quarter of 2015, compared to $121.2 million with a related gain of $3.4 million in the second quarter of 2015.

•	A $0.3 million decrease in insurance commissions income, mainly commercial and auto insurance policies.

•	A $0.3 million adverse variance related to the gain recorded in the previous quarter on the exchange of certain trust preferred securities.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 7 of 29

NON-INTEREST EXPENSES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2015	2015	2015	2014	2014
Employees’ compensation and benefits	$37,284	$37,841	$35,654	$33,854	$33,877
Occupancy and equipment	15,248	15,059	14,231	14,763	14,727
Deposit insurance premium	5,300	5,405	5,770	6,682	8,335
Other insurance and supervisory fees	1,290	1,391	1,090	1,182	1,158
Taxes, other than income taxes	3,065	3,131	3,001	4,482	4,528
Professional fees:
Collections, appraisals and other credit related fees	2,269	3,777	3,432	4,244	2,914
Outsourcing technology services	4,549	4,789	4,704	4,775	4,840
Other professional fees	3,891	7,539	5,356	4,420	3,641
Credit and debit card processing expenses	4,283	3,945	3,957	4,002	3,741
Business promotion	4,097	3,660	2,705	4,491	3,925
Communications	2,189	2,045	1,608	1,851	2,143
Net loss on OREO operations	4,345	4,624	2,628	3,655	4,326
Loss on sale of certain OREOs included in the bulk sale	—	250	—	—	—
Bulk sale of assets related expenses	—	918	—	—	—
Acquisitions of loans/assumption of deposits from Doral non-recurring expenses	—	2,562	2,084	—	659
Other	5,467	5,863	5,508	5,318	4,790

Total	$93,277	$102,799	$91,728	$93,719	$93,604

Non-interest expenses in the third quarter of 2015 amounted to $93.3 million, a decrease of $9.5 million from $102.8 million for the second quarter of 2015. Excluding non-recurring acquisition and conversion costs related to the Doral transaction of $2.6 million in the second quarter and $1.2 million of expenses and losses directly associated with the bulk sale transaction, non-interest expenses decreased by $5.8 million. The main drivers of the decrease were:

•	A $5.4 million decrease in adjusted professional service fees due to, among other things, the impact in the previous quarter of two significant items: (i) $2.4 million in interim servicing costs related to loans and deposits acquired from Doral, as the conversion to FirstBank systems was completed two months into the second quarter, and (ii) $1.3 million in consulting and legal fees incurred in the second quarter for special projects as well as strategic, stress testing and capital planning matters. In addition, there was a decrease of $1.1 million in legal fees related to troubled loan resolution efforts and a $0.3 million decrease in collateral appraisals expense.

•	A $0.6 million decrease in adjusted employees’ compensation and benefit expenses mainly due to a $0.3 million decrease in payroll taxes, as certain employees reached the maximum payroll tax limits, and a $0.3 million reduction in bonus accruals.

•	A $0.3 million decrease in adjusted OREO losses driven by lower OREO-related operating expenses such as repairs and maintenance.

Partially offset by:

•	A $0.4 million increase in adjusted business promotion expenses, primarily attributable to several marketing campaigns launched in the third quarter.

•	A $0.3 million increase in debit card processing expenses primarily reflecting post-conversion costs related to accounts acquired from Doral.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 8 of 29

INCOME TAXES

The Corporation recorded an income tax expense for the third quarter of 2015 of $4.5 million compared to an income tax benefit of $9.8 million for the second quarter of 2015. As of September 30, 2015, the Corporation had a net deferred tax asset of $311.4 million (net of a valuation allowance of $204.1 million, including a valuation allowance of $177.9 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2015	2015	2015	2014	2014
Non-performing loans held for investment:
Residential mortgage	$174,555	$175,035	$172,583	$180,707	$185,025
Commercial mortgage	68,979	95,088	142,385	148,473	169,967
Commercial and Industrial	141,855	143,935	186,500	122,547	130,917
Construction (1)	55,971	16,118	27,163	29,354	30,111
Consumer and Finance leases	31,275	33,397	34,913	42,815	43,496

Total non-performing loans held for investment	472,635	463,573	563,544	523,896	559,516

OREO	124,442	122,129	122,628	124,003	112,803
Other repossessed property	12,083	10,706	13,585	14,229	17,467

Total non-performing assets, excluding loans held for sale	$609,160	$596,408	$699,757	$662,128	$689,786
Non-performing loans held for sale (1)	8,027	48,032	54,588	54,641	54,641

Total non-performing assets, including loans held for sale (2)	$617,187	$644,440	$754,345	$716,769	$744,427

Past-due loans 90 days and still accruing (3)	$188,348	$196,547	$178,572	$162,887	$143,535
Non-performing loans held for investment to total loans held for investment	5.08%	5.03%	5.94%	5.66%	6.01%
Non-performing loans to total loans	5.15%	5.50%	6.46%	6.19%	6.54%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	4.75%	4.76%	5.34%	5.22%	5.48%
Non-performing assets to total assets	4.81%	5.12%	5.74%	5.63%	5.89%

(1)	During the third quarter of 2015, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands upon the signing of a new agreement with the borrower. Accordingly, the loan was transferred back from held for sale to held for investment.
(2)	Purchased credit impaired (“PCI”) loans of $176.1 million accounted for under ASC 310-30 as of September 30, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(3)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2015 of approximately $ 22.5 million, primarily related to the loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

Variances in credit quality metrics:

•	Total non-performing assets decreased by $27.3 million to $617.2 million as of September 30, 2015, compared to $644.4 million as of June 30, 2015. Total non-performing loans, including non-performing loans held for sale, decreased by $30.9 million, or 6%, from the second quarter of 2015. The decrease in non-performing assets was primarily attributable to the restoration to accrual status of a $24.5 million commercial mortgage facility after consideration of the borrower’s sustained historical repayment performance and credit evaluation.

•	Inflows to non-performing loans held for investment were $50.8 million, an increase of $5.9 million compared to inflows of $44.9 million in the second quarter of 2015. The increase was primarily reflected in the commercial and industrial loan portfolio that showed inflows of $5.8 million in the third quarter of 2015, a $3.2 million increase compared to inflows of $2.6 million in the second quarter of 2015 and inflows of non-performing residential mortgage loans of $27.4 million in the third quarter of 2015, a $2.3 million increase compared to inflows of $25.1 million in the second quarter of 2015.

•	Adversely classified commercial and construction loans held for investment increased by $159.2 million to $570.1 million as of September 30, 2015, driven by the migration of the $130.1 million exposure to commercial mortgage loans with a government guarantee. This exposure is in accrual status as of September 30, 2015.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 9 of 29

•	The OREO balance increased by $2.3 million, driven by additions of $16.8 million in the third quarter of 2015 (primarily residential mortgage loans), partially offset by sales of $8.7 million and adjustments to value of $5.8 million.

•	Total troubled debt restructurings (“TDRs”) held for investment were $682.0 million as of September 30, 2015, up $47.2 million from June 30, 2015. During the third quarter of 2015, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands upon the signing of a new agreement with the borrower. Accordingly, the loan was transferred back from held for sale to held for investment and maintained its classification as a TDR. Approximately $411.8 million of total TDRs held for investment were in accrual status as of September 30, 2015.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30, 2015	June 30, 2015		March 31, 2015	December 31, 2014	September 30, 2014
Allowance for loan and lease losses, beginning of period	$221,518	$226,064		$222,395	$225,434	$241,177

Provision for loan and lease losses	31,176	74,266	(1)	32,970	23,872	26,999

Net (charge-offs) recoveries of loans:
Residential mortgage	(4,880)	(3,257)		(5,094)	(6,522)	(5,734)
Commercial mortgage	(2,205)	(41,665	)(2)	(3,730)	(1,383)	1,116
Commercial and Industrial	(2,392)	(20,417	)(3)	(3,895)	(992)	(16,431)
Construction	73	(2,083	)(4)	(398)	680	(3,205)
Consumer and finance leases	(14,324)	(11,390)		(16,184)	(18,694)	(18,488)

Net charge-offs	(23,728)	(78,812	)(5)	(29,301)	(26,911)	(42,742)

Allowance for loan and lease losses, end of period	$228,966	$221,518		$226,064	$222,395	$225,434

Allowance for loan and lease losses to period end total loans held for investment	2.46%	2.40%		2.38%	2.40%	2.42%
Net charge-offs (annualized) to average loans outstanding during the period	1.02%	3.35%		1.25%	1.13%	1.80%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to the bulk sale of assets in the second quarter of 2015, to average loans outstanding during the period	1.02%	0.75%		1.25%	1.13%	1.80%
Provision for loan and lease losses to net charge-offs during the period	1.31x	0.94x		1.13x	0.89x	0.63x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the bulk sale of assets in the second quarter of 2015	1.31x	1.57x		1.13x	0.89x	0.63x

(1)	Includes provision of $46.9 million associated with the bulk sale of assets.
(2)	Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets.
(3)	Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets.
(4)	Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets.
(5)	Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets.

•	The ratio of the allowance for loan and lease losses to total loans held for investment was 2.46% as of September 30, 2015 compared to 2.40% as of June 30, 2015. The increase was primarily related to the increased migration of commercial loans to adverse classification categories. The ratio of the allowance to non-performing loans held for investment was 48.44% as of September 30, 2015 compared to 47.79% as of June 30, 2015.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 10 of 29

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2015 and June 30, 2015 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total
As of September 30, 2015
Impaired loans:
Principal balance of loans, net of charge-offs	$459,311	$345,152	$38,250	$842,713
Allowance for loan and lease losses	18,705	24,554	8,600	51,859
Allowance for loan and lease losses to principal balance	4.07%	7.11%	22.48%	6.15%
PCI loans:
Carrying value of PCI loans	172,927	3,158	—	176,085
Allowance for PCI loans	3,061	102	—	3,163
Allowance for PCI loans to carrying value	1.77%	3.23%	—	1.80%
Loans with general allowance:
Principal balance of loans	2,697,851	3,761,991	1,823,305	8,283,147
Allowance for loan and lease losses	14,095	106,013	53,836	173,944
Allowance for loan and lease losses to principal balance	0.52%	2.82%	2.95%	2.10%
Total loans held for investment:
Principal balance of loans	$3,330,089	$4,110,301	$1,861,555	$9,301,945
Allowance for loan and lease losses	35,861	130,669	62,436	228,966
Allowance for loan and lease losses to principal balance	1.08%	3.18%	3.35%	2.46%
As of June 30, 2015
Impaired loans:
Principal balance of loans, net of charge-offs	$447,311	$340,052	$37,453	$824,816
Allowance for loan and lease losses	17,136	24,477	8,305	49,918
Allowance for loan and lease losses to principal balance	3.83%	7.20%	22.17%	6.05%
PCI loans:
Carrying value of PCI loans	175,234	3,260	—	178,494
Allowance for PCI loans	3,061	102	—	3,163
Allowance for PCI loans to carrying value	1.75%	3.13%	—	1.77%
Loans with general allowance:
Principal balance of loans	2,704,805	3,647,798	1,861,762	8,214,365
Allowance for loan and lease losses	13,586	100,278	54,573	168,437
Allowance for loan and lease losses to principal balance	0.50%	2.75%	2.93%	2.05%
Total loans held for investment:
Principal balance of loans	$3,327,350	$3,991,110	$1,899,215	$9,217,675
Allowance for loan and lease losses	33,783	124,857	62,878	221,518
Allowance for loan and lease losses to principal balance	1.02%	3.13%	3.31%	2.40%

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 11 of 29

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,		March 31,	December 31,	September 30,
	2015	2015		2015	2014	2014
Residential mortgage	0.59%	0.39%		0.65%	0.87%	0.82%
Commercial mortgage	0.57%	10.37	%(1)	0.90%	0.31%	-0.24%
Commercial and Industrial	0.41%	3.41	%(2)	0.63%	0.16%	2.54%
Construction	-0.17%	4.90	%(3)	0.93%	-1.48%	6.57%
Consumer and finance leases	3.05%	2.38%		3.30%	3.73%	3.62%
Total loans	1.02%	3.35	%(4)	1.25%	1.13%	1.80%

(1)	Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.06%.
(2)	Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.03)%.
(3)	Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (2.94)%.
(4)	Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.75%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the third quarter of 2015 were $23.7 million, or an annualized 1.02% of average loans, compared to $78.8 million, or an annualized 3.35% of average loans, in the second quarter of 2015. The bulk sale of assets added $61.4 million in net charge-offs in the second quarter of 2015. Excluding the impact of the bulk sale of assets, the net charge-offs for the third quarter of 2015 were $6.4 million higher than in the second quarter. The increase of $6.4 million was mainly related to:

•	A $2.9 million increase in consumer loan net charge-offs, primarily related to the effect in the previous quarter of $2.7 million of loss recoveries on the sale of certain loans that had been fully charged-off in prior periods.

•	A $1.8 million increase in commercial and construction loan net charge-offs, primarily related to the effect in the previous quarter of a $1.1 million loss recovery on a construction loan in Florida.

•	A $1.6 million increase in residential mortgage loan net charge-offs, primarily related to the increased volume of residential mortgage foreclosures in the third quarter.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.8 billion as of September 30, 2015, up $242.2 million from June 30, 2015.

The increase was mainly due to:

•	A $279.3 million increase in cash and cash equivalents primarily tied to the increase in government and non-brokered deposits.

•	A $38.8 million increase in total loans primarily related to a $53.4 million increase in commercial and industrial loans in Florida, a $41.0 million increase in commercial and industrial loans in the Virgin Islands and a $44.4 million increase in total commercial mortgage loans that was driven by new loan originations in Puerto Rico. The aforementioned variances were partially offset by a $37.7 million decrease in consumer loans, primarily auto loans, and a $62.7 million decrease in commercial and industrial loans in Puerto Rico.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 12 of 29

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $759.9 million, compared to $767.0 million in the second quarter of 2015. These figures exclude the credit card utilization activity. The decrease was mainly due to an $18.3 million decrease in residential mortgage loan originations and a $38.3 million decrease in commercial and industrial loan originations. These variances were partially offset by an $18.6 million increase in commercial mortgage loan originations and a $36.7 million increase in loan originations in the Virgin Islands.

Partially offset by:

•	A $57.6 million decrease in investment securities driven by U.S. agency MBS prepayments of $64.6 million and a $5.0 million U.S. agency debt obligation called prior to maturity, partially offset by a $12.6 million increase in the fair value of U.S. agency MBS.

Total liabilities were approximately $11.1 billion as of September 30, 2015, up $209.4 million from June 30, 2015.

The increase was mainly due to:

•	A $248.2 million increase in government deposits, including increases of $197.6 million in Puerto Rico and $50.6 million in the Virgin Islands. The increase in Puerto Rico is primarily related to the deposit of funds by a government entity, which is expected to be temporary.

•	A $26.4 million increase in deposits, excluding government deposits and brokered CDs, primarily commercial deposits in the Virgin Islands region.

Partially offset by:

•	A $62.7 million decrease in brokered CDs.

Total stockholders’ equity amounted to $1.7 billion as of September 30, 2015, an increase of $32.7 million from June 30, 2015, mainly driven by:

•	The net income of $14.8 million reported in the third quarter.

•	An increase of $16.7 million in other comprehensive income mainly attributable to the $12.6 million increase in the fair value of U.S. agency MBS and a $4.3 million increase in the fair value of other U.S. agency debt obligations.

On January 1, 2015, the Basel III rules became effective, subject to on-going, multi-year transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital, tier 1 capital and total capital. The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of September 30, 2015 (including the 2015 phase-in of regulatory capital transition provisions) were 16.65%, 16.65%, 19.73% and 12.41%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.37%, 16.37%, 19.44%, and 11.94%, respectively, as of the end of the second quarter of 2015.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of September 30, 2015 of our banking subsidiary, FirstBank Puerto Rico, were 16.09%, 18.16%, 19.44%, and 13.54%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 15.81%, 17.85%, 19.13% and 13.03%, respectively, as of the end of the prior quarter.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 13 of 29

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 12.63% as of September 30, 2015 from 12.61% as of June 30, 2015.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except ratios and per share information)	2015	2015	2015	2014	2014
Tangible Equity:
Total equity—GAAP	$1,700,950	$1,668,220	$1,705,750	$1,671,743	$1,324,157
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(14,087)	(14,854)	(15,622)	(16,389)	(17,235)
Core deposit intangible	(9,725)	(10,283)	(10,914)	(5,420)	(5,810)

Tangible common equity	$1,612,936	$1,578,881	$1,615,012	$1,585,732	$1,236,910

Tangible Assets:
Total assets—GAAP	$12,820,989	$12,578,813	$13,147,919	$12,727,835	$12,643,280
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(14,087)	(14,854)	(15,622)	(16,389)	(17,235)
Core deposit intangible	(9,725)	(10,283)	(10,914)	(5,420)	(5,810)

Tangible assets	$12,769,079	$12,525,578	$13,093,285	$12,677,928	$12,592,137

Common shares outstanding	214,982	214,694	213,827	212,985	212,978

Tangible common equity ratio	12.63%	12.61%	12.33%	12.51%	9.82%
Tangible book value per common share	$7.50	$7.35	$7.55	$7.45	$5.81

Exposure to Puerto Rico Government

As of September 30, 2015, the Corporation had $336.0 million of credit facilities, excluding investment securities, granted to the Puerto Rico Government, its municipalities and public corporations, of which $320.7 million was outstanding (book value of $318.4 million), compared to $326.7 million outstanding as of June 30, 2015. Approximately $199.5 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $21.0 million consisted of loans to units of the central government, and approximately $100.3 million ($97.9 million book value) consisted of loans to public corporations, including the direct exposure to PREPA with a book value of $72.6 million as of September 30, 2015. In addition, the Corporation had $130.1 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the TDF as of September 30, 2015, down $0.9 million, compared to $131.0 million outstanding as of June 30, 2015. The TDF is a subsidiary of the Government Development Bank for Puerto Rico.

The Corporation held $52.7 million of obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio, net of the $12.9 million other-than-temporary credit impairment recorded in the second quarter of 2015, carried on its books at a fair value of $34.1 million as of September 30, 2015. The fair value of the Puerto Rico government debt obligations held by the Corporation decreased by $0.4 million during the third quarter of 2015.

As of September 30, 2015, the Corporation had $524.5 million of public sector deposits in Puerto Rico, compared to $326.9 million as of June 30, 2015. Approximately 65% is from municipalities and municipal agencies in Puerto Rico and 35% is from public corporations and the central government and agencies in Puerto Rico.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 14 of 29

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Monday, October 26, 2015, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until October 26, 2016. A telephone replay will be available one hour after the end of the conference call through November 26, 2015 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10074810.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its debt obligations, including the effect of the recent payment default of a government public corporation, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the New York Fed and the Federal Reserve Board to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; additional adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which have reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services, reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may once again have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., the U.S. Virgin Islands and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 15 of 29

regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions, including the acquisition of loans and branches of Doral as well as the assumption of deposits at the branches during the first quarter of 2015; a need to recognize impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 16 of 29

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, gains and losses on the sale of investment securities and OTTI charges on investment securities, fair value adjustments on derivatives as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and Prepayment Penalty, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and a $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and on a tax-equivalent basis. The presentation of net interest income excluding valuations and the $2.5 million prepayment penalty collected provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 17 of 29

Financial measures adjusted to exclude the effect of the bulk sale of assets, the OTTI charge on Puerto Rico Government debt securities and certain non-recurring expenses related to the acquisition of loans and assumption of deposits from Doral.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted net charge-offs, adjusted non-interest expenses, adjusted non-interest income, and adjusted pre-tax income. Adjusted non-interest expenses exclude certain acquisition and conversion costs incurred in the Doral transaction that are considered non-recurring in nature and expenses and losses directly associated with the bulk sale of assets. Adjusted non-interest income excludes the $12.9 million OTTI charge on Puerto Rico Government debt securities recorded in the second quarter of 2015 and the $0.6 million loss on a commercial mortgage loan held for sale included as part of the bulk sale of assets in the second quarter of 2015. Adjusted pre-tax income excludes the effect of all the aforementioned non-recurring items. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table shows reconciliations of these non-GAAP measures to the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands)

Second Quarter 2015	As Reported (GAAP)	Bulk Sale Transaction Impact	Acquisition and Conversion Costs	OTTI on Puerto Rico Government Debt Securities	Excluding Bulk Sale Transaction, acquisition and conversion costs and OTTI on Puerto Rico Government Debt Securities (Non-GAAP)
Total net charge-offs (1)	$78,812	$61,435	$—	$—	$17,377
Total net charge-offs to average loans	3.35%				0.75%
Commercial mortgage	41,665	37,590	—	—	4,075
Commercial mortgage loans net charge-offs to average loans	10.37%				1.06%
Commercial and Industrial	20,417	20,570	—	—	(153)
Commercial and Industrial loans net charge-offs (recoveries) to average loans	3.41%				-0.03%
Construction	2,083	3,275	—	—	(1,192)
Construction loans net charge-offs (recoveries) to average loans	4.90%				-2.94%
Provision for loan and lease losses	$74,266	$46,947	$—	$—	$27,319
Non-interest income	$6,670	$552	$—	$12,856	$20,078
Net (loss) gain on investments and impairments	(13,097)	—	—	12,856	(241)
Other non-interest income	9,785	552	—	—	10,337
Non-interest expenses	$102,799	$1,168	$2,562	$—	$99,069
Employees’ compensation and benefits	37,945	—	104	—	37,841
Professional fees	19,005	918	1,983	—	16,104
Business promotion	3,934	—	274	—	3,660
Net loss on OREO operations	4,874	250	—	—	4,624
Other expenses	12,055	—	201	—	11,854
Pre-tax (loss) income	$(43,918)	$48,667	$2,562	$12,856	$20,167

(1)	Charge-offs percentages annualized.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 18 of 29

FIRST BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
(In thousands, except for share information)	September 30, 2015	June 30, 2015	December 31, 2014
ASSETS
Cash and due from banks	$742,251	$462,934	$779,147

Money market investments:
Time deposits with other financial institutions	3,000	3,000	300
Other short-term investments	216,486	216,469	16,661

Total money market investments	219,486	219,469	16,961

Investment securities available for sale, at fair value	1,907,867	1,965,683	1,965,666
Other equity securities	26,319	26,152	25,752

Total investment securities	1,934,186	1,991,835	1,991,418

Loans, net of allowance for loan and lease losses of $228,966 (June 30, 2015—$221,518; December 31, 2014—$222,395 )	9,072,979	8,996,157	9,040,041
Loans held for sale, at lower of cost or market	34,587	80,026	76,956

Total loans, net	9,107,566	9,076,183	9,116,997

Premises and equipment, net	162,673	164,643	166,926
Other real estate owned	124,442	122,129	124,003
Accrued interest receivable on loans and investments	46,568	50,191	50,796
Other assets	483,817	491,429	481,587

Total assets	$12,820,989	$12,578,813	$12,727,835

LIABILITIES
Deposits:
Non-interest-bearing deposits	$1,402,807	$1,271,464	$900,616
Interest-bearing deposits	8,313,654	8,233,112	8,583,329

Total deposits	9,716,461	9,504,576	9,483,945

Securities sold under agreements to repurchase	700,000	700,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	325,000	325,000	325,000
Other borrowings	226,492	226,492	231,959
Accounts payable and other liabilities	152,086	154,525	115,188

Total liabilities	11,120,039	10,910,593	11,056,092

STOCKHOLDERS’ EQUITY
Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 215,903,829 shares (June 30, 2015—215,552,377 shares issued; December 31, 2014—213,724,749 shares issued)	21,590	21,555	21,372
Less: Treasury stock (at par value)	(92)	(86)	(74)

Common stock outstanding, 214,982,131 shares outstanding (June 30, 2015—214,694,470 shares outstanding; December 31, 2014—212,984,700 shares outstanding)	21,498	21,469	21,298

Additional paid-in capital	925,063	923,829	916,067
Retained earnings	722,955	708,197	716,625
Accumulated other comprehensive loss	(4,670)	(21,379)	(18,351)

Total stockholders’ equity	1,700,950	1,668,220	1,671,743

Total liabilities and stockholders’ equity	$12,820,989	$12,578,813	$12,727,835

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 19 of 29

FIRST BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Quarter Ended			Nine-Month Period Ended
(In thousands, except per share information)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net interest income:
Interest income	$149,812	$151,632	$156,662	$453,929	$475,656
Interest expense	24,883	25,155	28,968	76,876	86,735

Net interest income	124,929	126,477	127,694	377,053	388,921
Provision for loan and lease losses	31,176	74,266	26,999	138,412	85,658

Net interest income after provision for loan and lease losses	93,753	52,211	100,695	238,641	303,263

Non-interest income:
Service charges on deposit accounts	5,082	5,219	4,205	14,856	12,554
Mortgage banking activities	4,270	4,763	3,809	12,651	10,213
Net (loss) gain on investments and impairments	(231)	(13,097)	(245)	(13,484)	46
Equity in loss of unconsolidated entity	—	—	—	—	(7,280)
Bargain purchase gain	—	—	—	13,443	—
Other non-interest income	9,637	9,785	8,405	30,691	27,922

Total non-interest income	18,758	6,670	16,174	58,157	43,455

Non-interest expenses:
Employees’ compensation and benefits	37,284	37,945	33,877	110,883	101,568
Occupancy and equipment	15,248	15,059	14,727	44,656	43,527
Business promotion	4,097	3,934	3,925	10,899	12,040
Professional fees	10,709	19,005	12,054	44,932	34,502
Taxes, other than income taxes	3,065	3,131	4,528	9,197	13,607
Insurance and supervisory fees	6,590	6,796	9,493	20,246	31,267
Net loss on other real estate owned operations	4,345	4,874	4,326	11,847	16,941
Other non-interest expenses	11,939	12,055	10,674	35,144	31,082

Total non-interest expenses	93,277	102,799	93,604	287,804	284,534

Income (loss) before income taxes	19,234	(43,918)	23,265	8,994	62,184
Income tax (expense) benefit	(4,476)	9,844	(64)	(2,664)	(675)

Net income (loss)	$14,758	$(34,074)	$23,201	$6,330	$61,509

Net income (loss) attributable to common stockholders	$14,758	$(34,074)	$23,201	$6,330	$63,168

Earnings (loss) per common share:
Basic	$0.07	$(0.16)	$0.11	$0.03	$0.30

Diluted	$0.07	$(0.16)	$0.11	$0.03	$0.30

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 20 of 29

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.

John B. Pelling III

Investor Relations Officer

john.pelling@firstbankpr.com

(305) 577-6000 Ext. 162

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 21 of 29

EXHIBIT A

Table 1 – Selected Financial Data

	Quarter Ended			Nine Month Period Ended
(In thousands, except for per share and financial ratios)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015		September 30, 2014
Condensed Income Statements:
Total interest income	$149,812	$151,632	$156,662	$453,929		$475,656
Total interest expense	24,883	25,155	28,968	76,876		86,735
Net interest income	124,929	126,477	127,694	377,053		388,921
Provision for loan and lease losses	31,176	74,266	26,999	138,412		85,658
Non-interest income	18,758	6,670	16,174	58,157		43,455
Non-interest expenses	93,277	102,799	93,604	287,804		284,534
Income (loss) before income taxes	19,234	(43,918)	23,265	8,994		62,184
Income tax (expense) benefit	(4,476)	9,844	(64)	(2,664)		(675)
Net income (loss)	14,758	(34,074)	23,201	6,330		61,509
Net income (loss) attributable to common stockholders	14,758	(34,074)	23,201	6,330		63,168
Per Common Share Results:
Net earnings (loss) per share—basic	$0.07	$(0.16)	$0.11	$0.03		$0.30
Net earnings (loss) per share—diluted	$0.07	$(0.16)	$0.11	$0.03		$0.30
Cash dividends declared	$—	$—	$—	$—		$—
Average shares outstanding	211,820	211,247	210,466	211,255		208,151
Average shares outstanding diluted	213,783	211,247	212,359	212,596		209,811
Book value per common share	$7.74	$7.60	$6.05	$7.74		$6.05
Tangible book value per common share (1)	$7.50	$7.35	$5.81	$7.50		$5.81
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.47	(1.06)	0.73	0.07		0.65
Interest Rate Spread (2)	4.12	4.13	4.07	4.12		4.17
Net Interest Margin (2)	4.33	4.33	4.25	4.32		4.35
Return on Average Total Equity	3.49	(8.06)	7.01	0.50		6.43
Return on Average Common Equity	3.57	(8.23)	7.21	0.51		6.69
Average Total Equity to Average Total Assets	13.39	13.19	10.44	13.24		10.10
Total capital	19.73	19.44	18.57	19.73		18.57
Common equity Tier 1 capital	16.65	16.37	14.39	16.65		14.39
Tier 1 capital	16.65	16.37	17.30	16.65		17.30
Leverage	12.41	11.94	12.34	12.41		12.34
Tangible common equity ratio (1)	12.63	12.61	9.82	12.63		9.82
Dividend payout ratio	—	—	—	—		—
Efficiency ratio (3)	64.92	77.21	65.06	66.13		65.81
Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.46	2.40	2.42	2.46		2.42
Net charge-offs (annualized) to average loans	1.02	3.35 (4)	1.80	1.88	(4)	2.04	(6)
Provision for loan and lease losses to net charge-offs	131.39	94.23 (5)	63.17	104.98	(5)	58.64	(7)
Non-performing assets to total assets	4.81	5.12	5.89	4.81		5.89
Non-performing loans held for investment to total loans held for investment	5.08	5.03	6.01	5.08		6.01
Allowance to total non-performing loans held for investment	48.44	47.79	40.29	48.44		40.29
Allowance to total non-performing loans held for investment excluding residential real estate loans	76.81	76.77	60.20	76.81		60.20
Other Information:
Common Stock Price: End of period	$3.56	$4.82	$4.75	$3.56		$4.75

1-	Non-GAAP measure. See page 13 for GAAP to Non-GAAP reconciliations.
2-	On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP measure). See page 4 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4-	The ratio of net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.75% and 1.01% for the second quarter of 2015 and nine-month period ended September 30, 2015, respectively.
5-	The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the bulk sale of assets, was 157.21% and 129.91% for the second quarter of 2015 and nine-month period ended September 30, 2015, respectively.
6-	The ratio of net charge-offs to average loans, excluding the impact associated with the acquisition of mortgage loans from Doral in the second quarter of 2014, was 1.94% for the nine-month period ended September 30, 2014.
7-	The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact associated with the acquisition of mortgage loans from Doral in the second quarter of 2014, was 60.52% for the nine-month period ended September 30, 2014.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 22 of 29

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

	Average volume			Interest income (1) / expense			Average rate (1)
(Dollars in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	June 30, 2015	September 30, 2014
Quarter ended
Interest-earning assets:
Money market & other short-term investments	$574,162	$737,227	$744,738	$410	$510	$473	0.28%	0.28%	0.25%
Government obligations (2)	488,880	469,155	339,261	2,701	2,617	1,956	2.19%	2.24%	2.29%
Mortgage-backed securities	1,477,223	1,508,831	1,657,816	9,995	10,297	11,985	2.68%	2.74%	2.87%
FHLB stock	25,434	25,435	26,788	260	257	283	4.06%	4.05%	4.19%
Other investments	938	818	320	—	—	—	0.00%	0.00%	0.00%

Total investments (3)	2,566,637	2,741,466	2,768,923	13,366	13,681	14,697	2.07%	2.00%	2.11%

Residential mortgage loans	3,316,518	3,321,269	2,803,138	45,989	46,310	39,401	5.50%	5.59%	5.58%
Construction loans	169,957	169,890	195,108	1,645	1,566	1,910	3.84%	3.70%	3.88%
C&I and commercial mortgage loans	3,893,387	4,002,266	4,434,798	42,102	43,316	49,043	4.29%	4.34%	4.39%
Finance leases	227,912	228,749	237,374	4,582	4,507	4,707	7.98%	7.90%	7.87%
Consumer loans	1,651,970	1,687,243	1,806,158	46,335	46,875	50,481	11.13%	11.14%	11.09%

Total loans (4) (5)	9,259,744	9,409,417	9,476,576	140,653	142,574	145,542	6.03%	6.08%	6.09%

Total interest-earning assets	$11,826,381	$12,150,883	$12,245,499	$154,019	$156,255	$160,239	5.17%	5.16%	5.19%

Interest-bearing liabilities:
Brokered CDs	$2,280,309	$2,437,937	$3,097,358	$5,943	$6,039	$7,482	1.03%	0.99%	0.96%
Other interest-bearing deposits	5,882,383	6,034,536	5,691,643	10,908	10,941	11,862	0.74%	0.73%	0.83%
Other borrowed funds	926,492	971,194	1,131,959	7,077	7,231	8,675	3.03%	2.99%	3.04%
FHLB advances	325,000	325,000	324,674	955	944	949	1.17%	1.17%	1.16%

Total interest-bearing liabilities	$9,414,184	$9,768,667	$10,245,634	$24,883	$25,155	$28,968	1.05%	1.03%	1.12%

Net interest income				$129,136	$131,100	$131,271

Interest rate spread							4.12%	4.13%	4.07%
Net interest margin							4.33%	4.33%	4.25%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.
2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-	Interest income on loans includes $2.6 million, $2.5 million and $3.1 million for the quarters ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 23 of 29

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

	Average volume		Interest income (1) / expense		Average rate (1)
(Dollars in thousands)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Nine-Month Period Ended
Interest-earning assets:
Money market & other short-term investments	$707,174	$739,456	$1,457	$1,427	0.28%	0.26%
Government obligations (2)	460,269	339,295	7,656	6,115	2.22%	2.41%
Mortgage-backed securities	1,512,345	1,691,816	32,793	42,268	2.90%	3.34%
FHLB stock	25,445	27,724	812	897	4.27%	4.33%
Other investments	707	320	—	—	0.00%	0.00%

Total investments (3)	2,705,940	2,798,611	42,718	50,707	2.11%	2.42%

Residential mortgage loans	3,253,529	2,663,641	135,781	111,066	5.58%	5.57%
Construction loans	170,626	203,359	4,743	5,616	3.72%	3.69%
C&I and commercial mortgage loans	4,006,796	4,638,218	129,089	150,828	4.31%	4.35%
Finance leases	228,978	242,173	13,700	14,882	8.00%	8.22%
Consumer loans	1,689,270	1,818,628	140,733	155,787	11.14%	11.45%

Total loans (4) (5)	9,349,199	9,566,019	424,046	438,179	6.06%	6.12%

Total interest-earning assets	$12,055,139	$12,364,630	$466,764	$488,886	5.18%	5.29%

Interest-bearing liabilities:
Brokered CDs	$2,483,295	$3,135,572	$18,592	$22,585	1.00%	0.96%
Other interest-bearing deposits	5,894,230	5,817,613	32,933	36,524	0.75%	0.84%
Other borrowed funds	1,009,129	1,131,959	22,518	25,020	2.98%	2.96%
FHLB advances	325,000	308,388	2,833	2,606	1.17%	1.13%

Total interest-bearing liabilities	$9,711,654	$10,393,532	$76,876	$86,735	1.06%	1.12%

Net interest income			$389,888	$402,151

Interest rate spread					4.12%	4.17%
Net interest margin					4.32%	4.35%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.
2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-	Interest income on loans includes $7.8 million, and $8.8 million for the nine-month period ended September 30, 2015 and 2014, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 24 of 29

Table 4 – Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
(In thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Service charges on deposit accounts	$5,082	$5,219	$4,205	$14,856	$12,554
Mortgage banking activities	4,270	4,763	3,809	12,651	10,213
Insurance income	1,265	1,522	1,290	5,809	5,328
Broker-dealer income	—	—	—	—	459
Other operating income	8,372	8,263	7,115	24,882	22,135

Non-interest income before net (loss) gain on investments, bargain purchase gain and equity in loss of unconsolidated entity	18,989	19,767	16,419	58,198	50,689

Net (loss) gain on sale of investments	—	—	—	—	291
OTTI on debt securities	(231)	(13,097)	(245)	(13,484)	(245)

Net (loss) gain on investments	(231)	(13,097)	(245)	(13,484)	46

Bargain purchase gain	—	—	—	13,443	—
Equity in loss of unconsolidated entity	—	—	—	—	(7,280)

	$18,758	$6,670	$16,174	$58,157	$43,455

Table 5 – Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
(In thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Employees’ compensation and benefits	$37,284	$37,841	$33,877	$110,779	$101,568
Occupancy and equipment	15,248	15,059	14,727	44,538	42,573
Deposit insurance premium	5,300	5,405	8,335	16,475	27,736
Other insurance and supervisory fees	1,290	1,391	1,158	3,771	3,531
Taxes, other than income taxes	3,065	3,131	4,528	9,197	13,607
Professional fees:
Collections, appraisals and other credit related fees	2,269	3,777	2,914	9,478	7,385
Outsourcing technology services	4,549	4,789	4,840	14,042	13,654
Other professional fees	3,891	7,539	3,641	16,786	12,239
Credit and debit card processing expenses	4,283	3,945	3,741	12,185	11,447
Branch consolidations and other restructuring expenses	—	—	—	—	954
Business promotion	4,097	3,660	3,925	10,462	12,040
Communications	2,189	2,045	2,143	5,842	5,916
Net loss on OREO operations	4,345	4,624	4,326	11,597	16,941
Loss on sale of certain OREOs included in the bulk sale	—	250	—	250	—
Expenses related to bulk sale of assets	—	918	—	918	—
Non-recurring expenses related to acquisitions of loans/assumption of deposits from Doral	—	2,562	659	4,646	1,235
Other	5,467	5,863	4,790	16,838	13,708

Total	$93,277	$102,799	$93,604	$287,804	$284,534

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 25 of 29

Table 6 – Selected Balance Sheet Data

	As of
(In thousands)	September 30, 2015	June 30, 2015	December 31, 2014
Balance Sheet Data:
Loans, including loans held for sale	$9,336,532	$9,297,701	$9,339,392
Allowance for loan and lease losses	228,966	221,518	222,395
Money market and investment securities	2,153,673	2,211,304	2,008,380
Intangible assets	51,910	53,235	49,907
Deferred tax asset, net	311,445	310,385	313,045
Total assets	12,820,989	12,578,813	12,727,835
Deposits	9,716,461	9,504,576	9,483,945
Borrowings	1,251,492	1,251,492	1,456,959
Total preferred equity	36,104	36,104	36,104
Total common equity	1,669,516	1,653,495	1,653,990
Accumulated other comprehensive loss, net of tax	(4,670)	(21,379)	(18,351)
Total equity	1,700,950	1,668,220	1,671,743

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

	As of
(In thousands)	September 30, 2015	June 30, 2015	December 31, 2014
Residential mortgage loans	$3,330,089	$3,327,350	$3,011,187

Commercial loans:
Construction loans	163,956	120,848	123,480
Commercial mortgage loans	1,562,538	1,518,151	1,665,787
Commercial and Industrial loans	2,383,807	2,352,111	2,479,437

Commercial loans	4,110,301	3,991,110	4,268,704

Finance leases	228,617	228,280	232,126

Consumer loans	1,632,938	1,670,935	1,750,419

Loans held for investment	9,301,945	9,217,675	9,262,436
Loans held for sale	34,587	80,026	76,956

Total loans	$9,336,532	$9,297,701	$9,339,392

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 26 of 29

Table 8 – Loan Portfolio by Geography

	As of September 30, 2015
(In thousands)	Puerto Rico	Virgin Islands	United States	Consolidated
Residential mortgage loans	$2,592,975	$330,975	$406,139	$3,330,089

Commercial loans:
Construction loans	61,913	70,509	31,534	163,956
Commercial mortgage loans	1,230,509	70,219	261,810	1,562,538
Commercial and Industrial loans	1,863,110	162,396	358,301	2,383,807

Commercial loans	3,155,532	303,124	651,645	4,110,301

Finance leases	228,617	—	—	228,617

Consumer loans	1,543,784	47,854	41,300	1,632,938

Loans held for investment	7,520,908	681,953	1,099,084	9,301,945
Loans held for sale	32,383	105	2,099	34,587

Total loans	$7,553,291	$682,058	$1,101,183	$9,336,532

	As of June 30, 2015
(In thousands)	Puerto Rico	Virgin Islands	United States	Consolidated
Residential mortgage loans	$2,612,613	$333,914	$380,823	$3,327,350

Commercial loans:
Construction loans	62,037	30,168	28,643	120,848
Commercial mortgage loans	1,182,764	73,516	261,871	1,518,151
Commercial and Industrial loans	1,925,811	121,361	304,939	2,352,111

Commercial loans	3,170,612	225,045	595,453	3,991,110

Finance leases	228,280	—	—	228,280

Consumer loans	1,583,342	47,071	40,522	1,670,935

Loans held for investment	7,594,847	606,030	1,016,798	9,217,675
Loans held for sale	38,425	40,170	1,431	80,026

Total loans	$7,633,272	$646,200	$1,018,229	$9,297,701

	As of December 31, 2014
(In thousands)	Puerto Rico	Virgin Islands	United States	Consolidated
Residential mortgage loans	$2,325,455	$341,098	$344,634	$3,011,187

Commercial loans:
Construction loans	70,618	30,011	22,851	123,480
Commercial mortgage loans	1,305,057	69,629	291,101	1,665,787
Commercial and Industrial loans	2,072,265	120,947	286,225	2,479,437

Commercial loans	3,447,940	220,587	600,177	4,268,704

Finance leases	232,126	—	—	232,126

Consumer loans	1,666,373	47,811	36,235	1,750,419

Loans held for investment	7,671,894	609,496	981,046	9,262,436
Loans held for sale	34,972	40,317	1,667	76,956

Total loans	$7,706,866	$649,813	$982,713	$9,339,392

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 27 of 29

Table 9 – Non-Performing Assets

(Dollars in thousands)	September 30, 2015	June 30, 2015	December 31, 2014
Non-performing loans held for investment:
Residential mortgage	$174,555	$175,035	$180,707
Commercial mortgage	68,979	95,088	148,473
Commercial and Industrial	141,855	143,935	122,547
Construction (1)	55,971	16,118	29,354
Consumer and Finance leases	31,275	33,397	42,815

Total non-performing loans held for investment	472,635	463,573	523,896

OREO	124,442	122,129	124,003
Other repossessed property	12,083	10,706	14,229

Total non-performing assets, excluding loans held for sale	$609,160	$596,408	$662,128
Non-performing loans held for sale (1)	8,027	48,032	54,641

Total non-performing assets, including loans held for sale (2)	$617,187	$644,440	$716,769

Past-due loans 90 days and still accruing (3)	$188,348	$196,547	$162,887
Allowance for loan and lease losses	$228,966	$221,518	$222,395
Allowance to total non-performing loans held for investment	48.44%	47.79%	42.45%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	76.81%	76.77%	64.80%

(1)	During the third quarter of 2015, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands upon the signing of a new agreement with the borrower. Accordingly, the loan was transferred back from held for sale to held for investment.
(2)	Purchased credit impaired loans of $176.1 million accounted for under ASC 310-30 as of September 30, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(3)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2015 of approximately $22.5 million, primarily related to loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 28 of 29

Table 10 – Non-Performing Assets by Geography

(In thousands)	September 30, 2015	June 30, 2015	December 31, 2014
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$153,684	$154,446	$156,361
Commercial mortgage	52,386	77,436	121,879
Commercial and Industrial	136,291	138,481	116,301
Construction	12,251	12,398	24,526
Finance leases	2,353	3,257	5,245
Consumer	27,208	28,247	35,286

Total non-performing loans held for investment	384,173	414,265	459,598

OREO	113,435	110,551	111,041
Other repossessed property	12,007	10,653	14,150

Total non-performing assets, excluding loans held for sale	$509,615	$535,469	$584,789
Non-performing loans held for sale	8,027	8,027	14,636

Total non-performing assets, including loans held for sale (1)	$517,642	$543,496	$599,425

Past-due loans 90 days and still accruing (2)	$180,582	$189,619	$154,375
Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$14,370	$14,265	$15,483
Commercial mortgage	10,114	10,642	11,770
Commercial and Industrial	5,564	5,454	6,246
Construction (3)	43,566	3,565	4,064
Consumer	437	531	887

Total non-performing loans held for investment	74,051	34,457	38,450

OREO	5,276	6,152	6,967
Other repossessed property	23	17	22

Total non-performing assets, excluding loans held for sale	$79,350	$40,626	$45,439
Non-performing loans held for sale (3)	—	40,005	40,005

Total non-performing assets, including loans held for sale	$79,350	$80,631	$85,444

Past-due loans 90 days and still accruing	$7,766	$6,303	$5,281
United States:
Non-performing loans held for investment:
Residential mortgage	$6,501	$6,324	$8,863
Commercial mortgage	6,479	7,010	14,824
Commercial and Industrial	—	—	—
Construction	154	155	764
Consumer	1,277	1,362	1,397

Total non-performing loans held for investment	14,411	14,851	25,848

OREO	5,731	5,426	5,995
Other repossessed property	53	36	57

Total non-performing assets, excluding loans held for sale	$20,195	$20,313	$31,900
Non-performing loans held for sale	—	—	—

Total non-performing assets, including loans held for sale	$20,195	$20,313	$31,900

Past-due loans 90 days and still accruing	$—	$625	$3,231

(1)	Purchased credit impaired loans of $176.1 million accounted for under ASC 310-30 as of September 30, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2015 of approximately $22.5 million, primarily related to loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.
(3)	During the third quarter of 2015, the Corporation changed its intent to sell a $ 40.0 million construction loan in the Virgin Islands upon the signing of a new agreement with the borrower. Accordingly, the loan was transferred back from held for sale to held for investment.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2015 – Page 29 of 29

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended						Nine-Month Period Ended
(Dollars in thousands)	September 30, 2015		June 30, 2015		September 30, 2014		September 30, 2015		September 30, 2014
Allowance for loan and lease losses, beginning of period	$221,518		$226,064		$241,177		$222,395		$285,858

Provision for loan and lease losses	31,176		74,266	(1)	26,999		138,412	(1)	85,658	(6)

Net (charge-offs) recoveries of loans:
Residential mortgage	(4,880)		(3,257)		(5,734)		(13,231)		(16,774)
Commercial mortgage	(2,205)		(41,665	)(2)	1,116		(47,600	)(2)	(13,785)
Commercial and Industrial	(2,392)		(20,417	)(3)	(16,431)		(26,704	)(3)	(57,263	)(7)
Construction	73		(2,083	)(4)	(3,205)		(2,408	)(4)	(6,164)
Consumer and finance leases	(14,324)		(11,390)		(18,488)		(41,898)		(52,096)

Net charge-offs	(23,728)		(78,812	)(5)	(42,742)		(131,841	)(5)	(146,082	)(7)

Allowance for loan and lease losses, end of period	$228,966		$221,518		$225,434		$228,966		$225,434

Allowance for loan and lease losses to period end total loans held for investment	2.46%		2.40%		2.42%		2.46%		2.42%
Net charge-offs (annualized) to average loans outstanding during the period	1.02%		3.35%		1.80%		1.88%		2.04%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to the bulk sale of assets in the second quarter of 2015 and $6.9 million related to the acquisition of mortgage loans from Doral in the second quarter of 2014, to average loans outstanding during the period	1.02%		0.75%		1.80%		1.01%		1.94%
Provision for loan and lease losses to net charge-offs during the period	1.31	x	0.94	x	0.63	x	1.05	x	0.59	x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the bulk sale of assets in the second quarter of 2015 and the acquisition of mortgage loans from Doral in the second quarter of 2014	1.31	x	1.57	x	0.63	x	1.30	x	0.61	x

(1)	Includes provision of $46.9 million associated with the bulk sale of assets.
(2)	Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets.
(3)	Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets.
(4)	Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets.
(5)	Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets.
(6)	Includes a provision of $1.4 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014.
(7)	Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014.

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month Period ended September 30, 2015 (annualized)		Year Ended
			December 31, 2014		December 31, 2013		December 31, 2012	December 31, 2011
Residential mortgage	0.54%		0.85%		4.77	%(7)	1.32%	1.32%
Commercial mortgage	3.96	%(1)	0.84%		3.44	%(8)	1.41%	3.21%
Commercial and Industrial	1.48	%(2)	2.13	%(5)	3.52	%(9)	1.21%	1.57%
Construction	1.88	%(3)	2.76%		15.11	%(10)	10.49%	16.33%
Consumer and finance leases	2.91%		3.46%		2.76%		1.92%	2.33%
Total loans	1.88	%(4)	1.81	%(6)	4.01	%(11)	1.74%	2.68%

(1)	Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.86%.
(2)	Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.34%.
(3)	Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.70)%.
(4)	Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.
(5)	Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.95%.
(6)	Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.74%.
(7)	Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.
(8)	Includes net charge-offs totaling $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.
(9)	Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.
(10)	Includes net charge-offs totaling $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.
(11)	Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

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